Contact:
Adam Bergman
Adam.Bergman@advanceautoparts.com

Direct	540-561-8450
Fax	540-561-6445

ADVANCE AUTO PARTS REPORTS RECORD EPS OF $0.55 FOR THIRD QUARTER 2005
 Same-Store Sales Grew 10.0% for the Quarter

ROANOKE, Va., November 3, 2005—Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries and maintenance items, today announced record revenue and earnings for its fiscal third quarter ended October 8, 2005.

Earnings per diluted share for the third quarter were $0.55, a 22% increase compared to earnings per diluted share of $0.45 in last year’s third quarter. (All per-share amounts referenced in this release reflect the Company’s 3-for-2 stock split, which took effect September 26, 2005).

Sales increased 14.6% in the quarter to $1.02 billion from $890.2 million in the third quarter last year. Same-store sales grew 10.0% in the quarter, comprised of 6.1% do-it-yourself (DIY) same-store sales and 26.5% do-it-for-me (DIFM) same-store sales.

“We again produced strong sales and earnings growth for the quarter,” President and Chief Executive Officer Michael Coppola said. “Our ability to achieve our goals in spite of two major hurricanes within the quarter is a significant accomplishment. The temporary effects of these storms on our operations are minor compared to the losses sustained by a number of our Team Members and our customers, whose lives were dramatically impacted. It was gratifying to see our team pull together and respond heroically to these challenges by helping each other and our customers. Another quarter of solid results demonstrates that ‘The Best Part is Our People’ and ‘We’re Ready in Advance’ are much more than advertising slogans - they’re the culture that our team demonstrates every day, as they focus on driving the business to superior levels of performance.”

Third quarter gross margin increased to 47.2% of net sales, compared to 46.8% in the same quarter of last year, reflecting the positive impact of category management and supply-chain initiatives.

Selling, general and administrative (SG&A) expenses were 36.9% of net sales, flat compared to last year’s third quarter. This reflects leverage gained from strong comparable-store sales, which was offset by higher

ADVANCE AUTO PARTS REPORTS RECORD EPS OF $0.55 FOR THE THIRD QUARTER 2005
November 3, 2005

fuel and utility costs, as well as the related impact from two major hurricanes. In addition, SG&A for third quarter 2005 reflects higher incentives paid to Team Members, following a strong sales quarter.

Third quarter operating margin rose to 10.3% of sales compared to 9.9% in the third quarter last year.

Through the first three quarters of the year, sales grew 13.0% to $3.3 billion. Comparable-store sales grew 9.4% over this time, comprised of a 5.3% increase in DIY same-store sales and a 27.0% increase in DIFM same-store sales. For the first three quarters of 2005, operating margin expanded to 10.2% of sales, compared to 9.2% last year, and earnings per diluted share increased 30% to $1.78 compared to $1.37 last year.

Store Information
During the quarter, the Company increased its store count by 121 stores (including 80 acquired stores), relocated 12 existing stores, and remodeled 46 stores to the Company’s innovative 2010 format. During the first three quarters of the year, the Company added 183 new stores (including 80 acquired stores), closed 6 stores, relocated 44 stores, and remodeled 165 stores to the 2010 format. Including acquired stores, the Company continues to anticipate adding 220-230 stores this year. As of October 8, 2005, the Company operated 2,829 stores, of which 1,437 were the Company’s new 2010-format stores.

“Our ongoing investments to refresh our store base are delivering very solid returns,” Coppola said. “We continue to make excellent progress converting more stores to our customer-friendly 2010 format. During the third quarter, we began converting the acquired Lappen stores in Massachusetts, acquired Autopart International, and this month we will complete the remodeling of all the former Discount Auto Parts stores. With attractive stores, knowledgeable Team Members and quality parts at competitive prices, Advance offers what customers want.”

Guidance
For the fourth quarter, the Company is reiterating its guidance range for earnings per diluted share of $0.33 to $0.36, which would represent an increase of 14% to 24% compared to last year’s fourth quarter.

For the 2005 fiscal year, the Company anticipates its earnings per diluted share to be in the range of $2.10 to $2.13, which would represent an increase of 27% to 28% compared to last year.

For 2006, the Company anticipates new-store growth in the range of 6% to 7%, in addition to 200 to 250 re-models and approximately 50 relocations. The Company will provide more-detailed 2006 guidance in its fiscal year-end press release.

Investor Conference Call
The Company will host a conference call on November 3, 2005, at 8:00 a.m. Eastern Standard Time to discuss its quarterly results. To listen to the live call, please log on to http://www.advanceautoparts.com, or dial (866) 800-8651. The call will be archived on the Company’s website http://www.advanceautoparts.com until November 2, 2006.

ADVANCE AUTO PARTS REPORTS RECORD EPS OF $0.55 FOR THE THIRD QUARTER 2005
November 3, 2005

Headquartered in Roanoke, Va., Advance Auto Parts is the second-largest retailer of automotive aftermarket parts, accessories, batteries and maintenance items in the United States, based on store count and sales. As of October 8, 2005, the Company operated 2,829 stores in 40 states, Puerto Rico, and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including new-store growth, store remodels, store relocations, and earnings per share for fourth quarter 2005, fiscal year 2005 and fiscal year 2006. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other factors disclosed in the Company’s 10-K for the fiscal year ended January 1, 2005, on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables to Follow-

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 8,	January 1,	October 9,
	2005	2005	2004

Assets

Current assets:
Cash and cash equivalents	$112,704	$56,321	$27,479
Receivables, net	83,877	101,969	100,109
Inventories, net	1,374,866	1,201,450	1,194,943
Other current assets	34,312	17,687	27,152
Total current assets	1,605,759	1,377,427	1,349,683

Property and equipment, net	869,114	786,212	754,374
Assets held for sale	14,602	18,298	20,984
Goodwill	54,344	2,720	2,720
Other assets, net	18,755	17,305	18,261
	$2,562,574	$2,201,962	$2,146,022

Liabilities and Stockholders' Equity

Current liabilities:
Bank overdrafts	$24,226	$20,184	$18,846
Current portion of long-term debt	32,450	31,700	17,024
Financed vendor accounts payable	117,689	56,896	38,076
Accounts payable	660,893	587,948	598,878
Accrued expenses	280,622	198,479	210,312
Other current liabilities	41,279	65,918	76,012
Total current liabilities	1,157,159	961,125	959,148

Long-term debt	413,775	438,300	350,976
Other long-term liabilities	78,581	80,222	73,325
Total stockholders' equity	913,059	722,315	762,573
	$2,562,574	$2,201,962	$2,146,022

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 8, 2005 and October 9, 2004
(in thousands, except per share data)
(unaudited)

	October 8,	October 9,
	2005	2004

Net sales	$1,019,736	$890,161

Cost of sales, including purchasing and warehousing costs	538,321	473,646

Gross profit	481,415	416,515

Selling, general and administrative expenses	375,999	328,673

Operating income	105,416	87,842

Other, net:
Interest expense	(8,196)	(4,330)
Other income, net	933	67
Total other, net	(7,263)	(4,263)

Income before provision for income taxes and
loss on discontinued operations	98,153	83,579

Provision for income taxes	37,360	32,180

Income from continuing operations	60,793	51,399

Discontinued operations:
Loss from operations of discontinued
wholesale dealer network	-	(10)
Benefit for income taxes	-	(4)
Loss on discontinued operations	-	(6)

Net income	$60,793	$51,393

Net income per basic share from:
Income from continuing operations	$0.56	$0.46
Loss on discontinued operations	-	-
	$0.56	$0.46

Net income per diluted share from:
Income from continuing operations	$0.55	$0.45
Loss on discontinued operations	-	-
	$0.55	$0.45

Average common shares outstanding ( a )	109,306	110,952
Dilutive effect of stock options	1,635	2,187
Average common shares outstanding - assuming dilution	110,941	113,139

( a ) Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 8, 2005 and October 9, 2004, we had 109,013 and 110,280 shares outstanding as adjusted for our recent 3-for-2 stock split, respectively.

Note:  These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 8, 2005 and October 9, 2004
(in thousands, except per share data)
(unaudited)

	October 8,	October 9,
	2005	2004

Net sales	$3,301,246	$2,921,491

Cost of sales, including purchasing and warehousing costs	1,736,850	1,561,776

Gross profit	1,564,396	1,359,715

Selling, general and administrative expenses	1,226,246	1,090,604

Operating income	338,150	269,111

Other, net:
Interest expense	(24,682)	(15,178)
Loss on extinguishment of debt	-	(412)
Other income, net	2,298	102
Total other, net	(22,384)	(15,488)

Income before provision for income taxes and
loss on discontinued operations	315,766	253,623

Provision for income taxes	120,397	97,652

Income from continuing operations	195,369	155,971

Discontinued operations:
Loss from operations of discontinued
wholesale dealer network	-	(85)
Benefit for income taxes	-	(33)
Loss on discontinued operations	-	(52)

Net income	$195,369	$155,919

Net income per basic share from:
Income from continuing operations	$1.80	$1.40
Loss on discontinued operations	-	-
	$1.80	$1.40

Net income per diluted share from:
Income from continuing operations	$1.78	$1.37
Loss on discontinued operations	-	-
	$1.78	$1.37

Average common shares outstanding ( a )	108,329	111,248
Dilutive effect of stock options	1,720	2,572
Average common shares outstanding - assuming dilution	110,049	113,820

( a ) Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 8, 2005 and October 9, 2004, we had 109,013 and 110,280 shares outstanding as adjusted for our recent 3-for-2 stock split, respectively.

Note:  These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 8, 2005 and October 9, 2004
(in thousands)
(unaudited)

	October 8,	October 9,
	2005	2004
Cash flows from operating activities:
Net income	$195,369	$155,919
Depreciation and amortization	90,693	80,145
(Benefit) provision for deferred income taxes	(190)	9,218
Tax benefit related to exercise of stock options	28,469	11,069
Other non-cash adjustments to net income	4,083	4,425
Decrease (increase) in :
Receivables, net	30,489	(14,453)
Inventories, net	(138,193)	(81,162)
Other assets	(13,737)	(8,699)
Increase in :
Accounts payable	67,255	30,603
Accrued expenses	63,774	30,705
Other liabilities	1,876	79
Net cash provided by operating activities	329,888	217,849

Cash flows from investing activities:
Purchases of property and equipment	(159,391)	(125,294)
Business acquisitions, net of cash acquired	(99,300)	-
Proceeds from sales of property and equipment	5,818	6,809
Net cash used in investing activities	(252,873)	(118,485)

Cash flows from financing activities:
Increase (decrease) in bank overdrafts	4,042	(12,239)
Increase in financed vendor accounts payable	60,793	38,076
Early extinguishment of debt	-	(105,000)
Net (payments) borrowings on credit facilities	(23,775)	28,000
Proceeds from exercise of stock options	27,576	10,471
Repurchase of common stock	(62,552)	(49,997)
(Decrease) increase in borrowings secured by trade receivables	(26,716)	7,317
Net cash used in financing activities	(20,632)	(83,372)

Increase in cash and cash equivalents	56,383	15,992
Cash and cash equivalents, beginning of period	56,321	11,487
Cash and cash equivalents, end of period	$112,704	$27,479

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Forty Week Periods Ended
October 8, 2005 and October 9, 2004
(in thousands)
(unaudited)

	October 8,	October 9,
	2005	2004

Cash flows from operating activities	$329,888	$217,849
Cash flows used in investing activities	(252,873)	(118,485)
	77,015	99,364

Increase in financed vendor accounts payable	60,793	38,076
Business acquisitions, net of cash acquired	99,300	-
Decrease in borrowings secured by trade receivables (1)	(34,684)	-

Free cash flow	$202,424	$137,440

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

(1) Represents the reduction in borrowings secured by trade receivables resulting from the conversion of our private label credit card program during third quarter. We have included this financing activity in our reconciliation of free cash flow to offset the increase in cash from operating activities resulting from the reduction of the corresponding trade receivables.